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                                                                  EXHIBIT 23.03


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the VERITAS Software Corporation 2002 Employee Stock Purchase Plan, 2002 International Employee Stock Purchase Plan, and 2002 Directors Stock Option Plan, of our report dated January 23, 2001 with respect to the consolidated financial statements and schedule of VERITAS Software Corporation, as of December 31, 2000, and for the two years in the period ended December 31, 2000, included in the Annual Report (Form 10-K) for the year ended December 31, 2001 filed with the Securities and Exchange Commission.


                                              /s/ Ernst & Young LLP

San Jose, California
May 24, 2002